UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐     Preliminary Proxy Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐     Definitive Proxy Statement
☒     Definitive Additional Materials.
☐     Soliciting Material Pursuant to §240.14a-12

Logitech International S.A.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On August 24, 2022, Logitech International S.A. issued the following press release:

Logitech Files Supplement to Proxy Statement

LAUSANNE, Switzerland and NEWARK, Calif., August 24, 2022 — SIX Swiss Exchange Ad hoc announcement pursuant to Art. 53 LR — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that it has filed with the U.S. Securities and Exchange Commission a Supplement to its July 26, 2022 Proxy Statement, previously made available to shareholders in connection with the solicitation of proxies for use at its 2022 Annual General Meeting to be held on September 14, 2022. The Supplement clarifies that, with respect to its Proposal 4 (Amendment of the Articles of Incorporation Regarding the Creation of an Authorized Capital), the Company will not issue new shares out of the proposed authorized and existing conditional capital combined in excess of 10 percent of the Company’s currently existing share capital where shareholders’ subscription rights are restricted or excluded.

The supplemental proxy filing is available on the SEC's website at www.sec.gov and Logitech's website at http://ir.logitech.com.

About Logitech
Logitech helps all people pursue their passions by designing experiences so everyone can create, achieve, and enjoy more. Logitech designs and creates products that bring people together through computing, gaming, video, streaming and creating, and music. Brands of Logitech include Logitech, Logitech G, ASTRO Gaming, Streamlabs, Blue Microphones and Ultimate Ears. Founded in 1981, and headquartered in Lausanne, Switzerland, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI). Find Logitech at www.logitech.com, the company blog or @Logitech.

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Logitech and other Logitech marks are trademarks or registered trademarks of Logitech Europe S.A. and/or its affiliates in the U.S. and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s website at www.logitech.com.